Exhibit 10.9

DEFININITVE SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (“Agreement”) is made and entered into as of July 2, 2021 (the “Effective Date”), by and between Pure Harvest Corporate Group, Inc., (“PHCG”) a Colorado corporation and Kingpins International, Inc. (“Kingpins”) an Arizona corporation. Each of PHCG and Kingpins are referred to herein individually as a “Party”, or collectively as the “Parties”.

RECITALS

WHEREAS, PHCG is Colorado corporation in good standing with 250,000,000 authorized shares of common stock and twenty-five million (25,000,000) shares of preferred stock; and

WHEREAS, PHCG desires to sell to Kingpins, and Kingpins desires to purchase from PHCG shares of the common stock of PHCG and/or shares of convertible preferred stock of PHCG, upon Kingpins’ option, (the “Purchased Shares”) subject to the conditions set forth in this Share Purchase Agreement (the “Share Purchase” or the “Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and mutual covenants herein made, the Parties hereby agree to the foregoing and as follows.

Section 1. Definitions. Capitalized terms not otherwise defined herein have the meanings set forth in the attached Schedule I.

Section 2. Share Purchase.

(a) Purchase and Sale. Subject to the terms and conditions of this Agreement, PHCG agrees to sell, convey, assign, transfer, and deliver to Kingpins the Purchased Shares free and clear of all encumbrances, and Kingpins will purchase, acquire, and accept from PHCG all of PHCG’s right, title, and interest in the Purchase Shares upon the following schedule:

(i) First Tranche. Kingpins will purchase the initial tranche of shares of PHCG (the “First Tranche”) within forty five (45) days of the Effective Date of this Agreement; and

(ii) Second Tranche. Kingpins will purchase the second tranche of shares of PHCG (the “Second Tranche”) within ninety (90) days of the funding of the First Tranche.

(b) Purchase Price. The aggregate consideration for the Purchased Shares shall be allocated as follows:

(i) First Funding. The First Tranche will be purchased at equivalent value of forty cents ($0.40) per share of common stock for a total of fifteen million dollars ($15,000,000) (the “First Funding”); and

(ii) Second Funding. The Second Tranche will be purchased at equivalent value of forty-five- and one-half cents ($0.455) per share of common stock for a total of fifteen million dollars ($15,000,000) (the “Second Funding” and together with the First Funding, the “Purchase Price).

1

(c) Preferred Stock Offering. As an alternative to Kingpins purchasing PHCG common stock pursuant to Subsections 2(a) and 2(b), above, Kingpins may request that PHCG issue different classes or series of Preferred Stock with standard dividend and liquidation preferences which converts into the same number of common stock as would be purchased by Kingpins pursuant to Subsections 2(a) and 2(b). Such issuance of preferred stock shall be pursuant to a certificate of designation of preferred stock, the rights, privileges, and terms of which shall be mutually agreed by the Parties.

Section 3. Closing.

(a) Closing Date. The closing of the transactions contemplated by this Agreement will take place on or before forty-five (45) days after the Effective Date of this Agreement (the “Closing Date”) which is August 16, 2021, at the offices of PHCG’s counsel, or at such other time and place as agreed upon among the Parties hereto (the “Closing”). The Closing shall be deemed to have occurred at 12:01 a.m. on the Closing Date.

(b) Documents to be Delivered by Kingpins. On or before the Closing, Kingpins will deliver or cause to be delivered to PHCG all consents, or approvals required to be obtained by Kingpins for the purposes of completing the Share Purchase.

(c) Documents to be Delivered by PHCG. On or before the Closing, PHCG will deliver or cause to be delivered to Kingpins:

(i) All consents or approvals of PHCG required for the purposes of completing the Share Purchase;

Section 4. Application and License Fees. The Parties anticipate the submission of the licensing applications by PHCG to be submitted to the Michigan Department of Revenue: Marijuana Regulatory Agency (the “MRA”) and the Colorado Department of Revenue: Marijuana Enforcement Division (the “MED”) (collectively MRA and MED shall be “Licensing Regulatory Authorities”) within thirty (30) business days of the execution of this Agreement. PHCG agrees to draft and pay all application and marijuana licensing fees associated with adding Kingpins as an owner to the Licensing Regulatory Authorities and Kingpins shall cooperate in good faith to the fullest extent with PHCG’s efforts.

Section 5. Walk Away Rights. Notwithstanding anything to the contrary herein, either Party may terminate this Agreement by giving written notice to the other as provided for in Section 12(d), in the event that:

(a) There occurs a change in the laws (or interpretation of those laws by the applicable regulatory agencies) of the State of Michigan or the State of Colorado that prohibits either the transfer of ownership of the Licenses as contemplated herein or the continued operation of the Businesses as a going concern; or

(b) There occurs a declared and substantial change in Federal controlled substance enforcement policy that results in the active enforcement of Federal controlled substance laws against marijuana businesses in Colorado and Michigan (including persons associated therewith) acting in strict compliance with state-regulated marijuana laws.

2

Section 6. PHCG’s Representations and Warranties. PHCG and the Board of PHCG represent and warrant to Kingpins that the statements contained in this Section are true and correct as of the Effective Date and will be true and correct as of the Closing Date, as set forth herein and in Schedule II delivered by PHCG to Kingpins (the “PHCG Schedule”), arranged in sections corresponding to the paragraphs in this Section; the disclosure in any section or paragraph will qualify other paragraphs in this Section to the extent that it is reasonably apparent from a reading of the disclosure that it also qualifies or applies to such other sections or paragraphs.

(a) Organization. PHCG (i) is a Colorado corporation duly organized, validly existing and in good standing under the laws of the state of Colorado (ii) has all requisite power and authority to carry on its business under the laws of the state of Colorado, and (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification, except where the failure to do so would not have a material adverse effect PHCG. All of the Licenses are validly issued, in good standing, and do not require renewal (either at the state or local level) prior to 30 days after the Effective Date.

(b) Capitalization.

PHCG’s authorized capital consists solely of two hundred fifty million (250,000,000) shares of common stock and twenty-five million (25,000,000) shares of preferred stock.

No person or entity has any rights to any profits or other equity interest in PHCG, other than PHCG’s shareholders.

(c) Managers, Compensation, Banks. Schedule II to this Agreement contains: (i) the names and titles of all managers and officers of PHCG and all persons whose compensation from PHCG as of the date of this Agreement will equal or is expected to equal or exceed, at an annual rate, the sum of one hundred twenty thousand dollars ($120,000); (ii) the name and address of each bank with which PHCG has an account or safety deposit box, and the names of all persons who are authorized to draw thereon or have access thereto; and (iii) the names of all persons who have a power of attorney from PHCG and a summary of the terms thereof.

(d) Suitability of Assets. The assets of PHCG are in good condition, properly maintained, and suitable for the operation of the Businesses in accordance with PHCG’s past practices and as required by applicable law. All marijuana inventory is non-expired and of merchantable quality free of rot, fungus, disease, and pests (other than limited instances of rot, fungus, disease, or pests that can be treated using commercially reasonable efforts and treatments allowed by applicable laws and regulations). Additionally, no marijuana inventory contains any impermissible pesticide, chemical, or contaminant (pursuant to Colorado laws and regulations); nor is restricted from sale or transfer (on-hold) by the MED.

(e) Absence of Changes. Since May 31, 2021, there has not been any material change in the financial condition or operations of PHCG, except (i) changes in the ordinary course of business, which changes have not in the aggregate been materially adverse, and (ii) changes disclosed on Schedule II.

3

(f) Absence of Undisclosed Liabilities. PHCG did not as of May 31, 2021, have any debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected on Schedule II.

(g) Tax returns. Within the times and in the manner prescribed by law, PHCG has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable, except where the failure to file and/or pay would not have a material adverse effect on PHCG. No federal income tax returns of PHCG have been audited by the Internal Revenue Service. The provision for taxes, if any, reflected in PHCG’s balance sheet as of May 31, 2021, is adequate for any and all federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods, whether or not disputed. There are no present disputes as to taxes of any nature payable by PHCG.

(h) Investigation of Financial Condition of PHCG. Without in any manner reducing or otherwise mitigating the representations contained herein, Kingpins shall have the opportunity to meet with PHCG’s accountants and attorneys to discuss the financial condition of PHCG. PHCG shall make available to Kingpins the books and records of PHCG. The minutes of PHCG are a complete and accurate record of all meetings of the shareholders and directors of PHCG and accurately reflect all actions taken at such meetings. The signatures of the managers on such minutes are the valid signatures of PHCG’s managers who were duly elected or appointed on the dates that the minutes were signed by such persons.

(i) Compliance with Laws. PHCG has complied with, and is not in violation of, applicable state or local statutes, laws, and regulations affecting its properties or the operation of its business. Neither PHCG nor its officers/directors are currently or have previously been under investigation by any regulatory agency. PHCG has never had any consent decrees or enforcement actions brought against it.

(j) Litigation. Other than as disclosed on Schedule II, PHCG is not a party to any suit, action, arbitration, legal, administrative, or other proceeding, or governmental investigation pending or, to the best knowledge of PHCG, threatened against or affecting PHCG or its business, assets, or financial condition. PHCG is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality. PHCG is not engaged in any legal action to recover moneys due to it or damages sustained by it other than as disclosed on Schedule II.

(k) Ability to Carry Out Obligations. PHCG has the right, power, and authority to enter into and perform their obligations under this Agreement. The execution and delivery of this Agreement by them and the performance by them of his obligations hereunder will not cause, constitute, or conflict with or result in (a) any breach or violation of any of the provisions of or constitute a default under any license, indenture, mortgage, charter, instrument, articles of incorporation, by-law, or other agreement or instrument to which they are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, (b) an event that would permit any party to any agreement or instrument to terminate it or to accelerate the maturity of any indebtedness or other obligation of PHCG, or (c) an event that would result in the creation or imposition or any lien, charge, or encumbrance on any asset of PHCG or would create any obligations for which PHCG would be liable, except as contemplated by this Agreement.

4

(l) Full Disclosure. None of the representations and warranties made by PHCG in any certificate or memorandum furnished or to be furnished by PHCG, or on its behalf, contains or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading. PHCG has disclosed to Kingpins all reasonably foreseeable contingencies which, if such contingencies transpire, would have a material adverse effect on PHCG.

(m) Assets. PHCG has good and marketable title to all of its property, free and clear of all mortgages, liens pledges, charges, encumbrances, or interest of any third party whatsoever.

(n) Disclosure Schedules and Knowledge of PHCG. PHCG shall complete and provide Kingpins with full and accurate Disclosure Schedules on or before the Effective Date and shall keep such Disclosure Schedule updated thereafter. Nothing in the Disclosure Schedules will be deemed adequate to disclose an exception to a representation or warranty contained in Section 6 unless such disclosure identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. For purposes of this Agreement, “PHCG’s knowledge” or “knowledge of PHCG” or any other similar knowledge qualification, means the actual or constructive knowledge of any PHCG officer or director, after reasonable due inquiry.

Section 7. Kingpins’ Representations and Warranties. Kingpins represents and warrants to PHCG that the statements contained in this Section are true and correct as of the Effective Date and will be true and correct as of the Closing Date.

(a) Organization.

(i) Kingpins is a corporation validly existing and in good standing under the laws of the State of Arizona and has all requisite power and authority and possesses all necessary governmental approvals necessary to own, lease and operate its properties, to carry on its business as now being conducted, to execute and deliver this Agreement and the agreements contemplated herein, and to consummate the transactions contemplated hereby and thereby. Kingpins is duly qualified to do business and is in good standing in all jurisdictions in which its ownership of property or the character of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to have an Adverse Effect. Copies of its Articles of Incorporation and Bylaws, each as amended to date, have been made available to PHCG, are complete and correct, and no amendments have been made thereto or have been authorized since the date thereof. Kingpins is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(b) Authorization. All action on the part of Kingpins necessary for the authorization, execution, delivery and performance of this Agreement and all documents related to consummate the transactions contemplated herein has been taken by Kingpins. Kingpins has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

5

Section 8. Covenants of Kingpins.

Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, Kingpins will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement.

Section 9. Covenants of PHCG.

(a) Preservation of Business. Except as contemplated by this Agreement, during the period from the date hereof to the Effective Time, PHCG will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, and keep available the service of its current officers and employees.

(b) Access; Due Diligence. Between the date of this Agreement and the Closing Date, PHCG shall, upon reasonable advance notice, (a) provide Kingpins and/or their authorized representatives reasonable and supervised, access to its business, their offices, and the Premises and to the books and records of PHCG related to its Business and Purchased Assets; (b) permit the Kingpins and/or their authorized representatives to make inspections of the Businesses and Purchased Assets thereof; (c) allow Kingpins access to conduct a physical review of Inventory at the Premises; and (d) cause the officers and advisors of the PHCG and the Businesses to furnish Kingpins with such financial and operating data and other information with respect to the Businesses and of PHCG and its business and to discuss with Kingpins and their authorized representatives the affairs of PHCG and its business as Kingpins may from time to time reasonably request.

(c) Preservation and Transition of Marijuana Inventory. PHCG has in the past and shall through the Closing Date use its best efforts to maintain and preserve all marijuana inventory and products associated with the Businesses in a good and marketable condition including being non-expired and free from mildew, fungus, rot, spoilage, impermissible pesticides, and agricultural neglect. PHCG expressly agrees to maintain substantially similar levels of inventory of plants, flower, trim, concentrate, and edibles at the Premises as PHCG has maintained over the previous three months prior to Closing Date.

Section 10. Other Covenants and Agreements of the Parties.

Additional Agreements, Reasonable Efforts. Subject to the terms and conditions herein provided, each of the Parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation of a Form 8-K to be filed with the SEC in connection with this Agreement, (ii) obtaining consents of all third parties and governmental entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; and (iii) the execution of all Related Transaction and any additional instruments necessary to consummate the transactions contemplated hereby.

6

Section 11. Termination

(a) This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Share Purchase:

(i) By mutual written consent of the Parties;

(ii) By either Party if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining, or otherwise prohibiting the Share Purchase and such order, decree, ruling or other action shall have become final and nonappealable;

(iii) By PHCG, if there has been a material breach of this Agreement on the part of Kingpins of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by PHCG to Kingpins; or

(iv) By Kingpins, if there has been a material breach of this Agreement on the part of PHCG of its obligations hereunder or if any of its representations or warranties contained herein shall be materially inaccurate and such breach or inaccuracy is not curable or, if curable, is not cured within ten (10) days after written notice of such breach is given by Kingpins to PHCG.

(b) Section 11(a) notwithstanding, this Agreement may be terminated and abandoned without cause by Kingpins within thirty (30) days of the Effective Date of this Agreement. If the Agreement is terminated by Kingpins without cause, Kingpins shall make a one-time breakup fee (the “Breakup Fee”) in the amount of three hundred thousand dollars ($300,000). This Agreement shall not be terminated unless and until such time as the Breakup Fee is paid to PHCG by wire transfer to a bank account designated by PHCG.

(c) In the event of termination of this Agreement by either Party, this Agreement shall forthwith become void and have no effect. However, nothing contained in this Section 11 shall relieve any Party for any breach of the representations, warranties, covenants, or agreements set forth in this Agreement.

Section 12. Miscellaneous.

(a) Survival. The representations and warranties of the Parties will terminate at the Effective Time and only those covenants that by their terms survive the Effective Time shall survive the Effective Time. This Section 12 shall survive the Effective Time.

(b) Press Releases and Public Announcements. No Party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing requirement or trading agreement.

(c) No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

7

(d) Notices. All notices required or permitted under this Agreement will be in writing and will be given by certified or regular mail or by any other reasonable means (including personal delivery, facsimile, or reputable express courier) to the Party to receive notice at the following addresses or at such other address as any Party may, by notice, direct:

To PHCG:

Pure Harvest Corporate Group, Inc.

7400 E. Crestline Ave. Ste. 130

Greenwood Village, CO 80111

Attn: Matthew Gregarek

To Kingpins:

Kingpins International, Inc.

4530 East Ray Road, Ste. 172

Phoenix, AZ 85044

Attn: Theodore Holloway III

All notices given by certified mail will be deemed as given on the delivery date shown on the return mail receipt, and all notices given in any other manner will be deemed as given when received.

(e) Licensing Regulatory Authorities’ Reformation. This Agreement and the transactions contemplated hereby are subject to review by the Local Licensing Authorities. If any Local Licensing Authority determines that this Agreement must be reformed, the Parties shall negotiate in good faith to so reform this Agreement according to such Local Licensing Authorities’ requirements while effectuating the original intent of this Agreement as near as possible.

(f) Waiver. The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising from this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the waiving Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

(g) Further Assurances. The Parties agree to furnish upon request to each other such further information required to execute and deliver to each other such other documents, and to do such other acts and things, all as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and of the documents referred to in this Agreement.

(h) Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, which may be granted or withheld at the sole discretion of such other Parties. Any unauthorized assignment is void.

8

(i) Severability. Any provision of this Agreement that is invalid, illegal, or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.

(j) Expenses. Each Party will pay all fees and expenses (including, without limitation, legal and accounting fees, and expenses) incurred by such Party in connection with the transactions contemplated by this Agreement.

(k) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Colorado, without giving effect to principles of conflicts of laws.

(l) Arbitration. Any dispute in any way involving this Agreement will be settled through binding arbitration in accordance with the Commercial Rules of the American Arbitration Association in Denver, Colorado.

(m) Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will be one and the same document. Facsimiles and electronic copies in portable document format (“PDF”) containing original signatures shall be deemed for all purposes to be originally signed copies of the documents that are the subject of such facsimiles or PDF versions.

(n) Entire Agreement. This Agreement, the schedules and exhibits hereto, and the agreements and instruments to be delivered by the Parties on Closing represent the entire understanding and agreement between the Parties and supersede all prior oral and written and all contemporaneous oral negotiations, commitments, and understandings.

[remainder of page left intentionally blank]

9

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PURE HARVEST CORPORATE GROUP, INC.

By:	/s/ Matthew Gregarek
Matthew Gregarek
Its:	Chief Executive Officer

KINGPINS INTERNATIONAL, INC.

By:	/s/ Theodore Holloway III
Name:	Theodore Holloway III
Its:	Chairman and CEO

10

SCHEDULE I

Definitions

“Accredited Investors” has the meaning set forth in Rule 501(a) under the Securities Act.

“Adverse Effect” means, with respect to each Party, any effect or change that would have a material adverse effect on the results of operations, financial condition, assets, properties, or business of the Party, taken as a whole, or on the ability of the Party to consummate timely the transactions contemplated hereby.

“Affiliate” has the meaning set forth in Exchange Act Rule 12b-2. “Effective Time” means the Closing Date of the Share Purchase.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Knowledge” means the actual knowledge of the executive officers of a Party, without independent investigation.

“Licenses” means the state and local licenses to operate marijuana businesses as listed below:

402-00377; 402R-00777; 403-00565; 403R-00385; 404-00492; 404R-00094

(collectively, the “Licenses”) located on the Premises;

“Premises” the real estate located at 1077 County Road 308 Dumont, CO 80436 and 1181 County Road 308 Dumont, CO 80436;

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

11